UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

AYRO, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

900 E. Old Settlers Boulevard, Suite 100
Round Rock, Texas 78664
Telephone: (512) 994-4917

Supplement to Definitive Proxy Statement
for the
Annual Meeting of Stockholders
to Be Held on December 20, 2023

On October 30, 2023, AYRO, Inc. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement on Schedule 14A, relating to the Company’s 2023 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, December 20, 2023, commencing at 12:00 p.m., New York time (the “Proxy Statement”). As previously disclosed, the board of directors of the Company has fixed the close of business on October 27, 2023 as the record date (the “Record Date”) for determining stockholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment(s) or postponement(s) thereof. Capitalized terms used in this supplement to the Proxy Statement (the “Supplement”) without definition have the same meanings as set forth in the Proxy Statement.

This Supplement describes a recent change in the proposed nominees for election to the Board and in the Company’s executive officers. This Supplement should be read in conjunction with the Proxy Statement. Except as specifically amended or supplemented by the information contained herein, this Supplement does not otherwise modify, amend or supplement the Proxy Statement, and the information contained in the Proxy Statement should be considered in voting your shares. If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote. Capitalized terms used but not defined herein have the meanings set forth in the Proxy Statement.

Withdrawal of Nominee for Election to the Board

As previously disclosed by the Company on a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on December 15, 2023 (the “8-K”), Thomas M. Wittenschlaeger, who served as our Chief Executive Officer and as a member of the Board, tendered his resignation from his roles as an officer, employee and director of the Company, effective as of December 13, 2023. Mr. Wittenschlaeger was one of the director nominees named in the Proxy Statement. Mr. Wittenschlaeger’s resignation from the Board was not in connection with any disagreement between Mr. Wittenschlaeger and the Company, its management, the Board or any committee of the Board on any matter relating to the Company’s operations, policies or practices, or any other matter.

As described in the Proxy Statement, the Board nominated seven candidates to stand for election as directors at the Annual Meeting. However, due to Mr. Wittenschlaeger’s resignation from the Board, Mr. Wittenschlaeger’s name has been withdrawn from nomination for re-election to the Board at the Annual Meeting. The Board has determined that it will not nominate a replacement director for election at the Annual Meeting. Each of the six remaining candidates nominated by the Board named in the Proxy Statement intends to stand for election or re-election, as applicable, at the Annual Meeting.

The revised list of nominees to be considered for election to the Board includes each of Joshua Silverman, Wayne R. Walker, George Devlin, Sebastian Giordano, Zvi Joseph, and Greg Schiffman. Further information on these six nominees is provided in the Proxy Statement.

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Appointment of Executive Chairman

Also as previously disclosed in the 8-K, on December 14, 2023, the Board appointed Joshua Silverman, the Company’s current Chairman of the Board, to the position of Principal Executive Officer and Executive Chairman, effective as of December 13, 2023. All references in the Proxy Statement to Mr. Silverman’s position as Chairman should be read to refer to his new position as Executive Chairman. By virtue of his appointment as Executive Chairman, Mr. Silverman no longer qualifies as an “independent director” under the Nasdaq Listing Rules and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Mr. Silverman is expected to resign from his positions as chair of the Board’s Nominating and Corporate Governance Committee and as a member of the Board’s Audit Committee and Compensation and Human Resources Committee, and the Board expects to fill the resulting vacancies by appointing other members of the Board who qualify as “independent directors” in accordance with Nasdaq rules.

Voting Matters

The form of proxy card included in the Company’s definitive proxy materials remains valid, notwithstanding Mr. Wittenschlaeger’s withdrawal from the list of director nominees. Any votes that are or have been submitted with instruction to vote for all of the Board’s nominees will be voted only for the remaining six nominees named in the Proxy Statement. Proxies already returned by stockholders will remain valid and will be voted at the Annual Meeting unless revoked. Proxies received in respect of the election of Mr. Wittenschlaeger will be disregarded and will not be voted with respect to his election, but will continue to be voted as directed or otherwise as set forth therein with respect to all matters properly brought before the Annual Meeting, including the election or re-election of the other director nominees, as applicable.

If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote by submitting a new proxy card or voting instruction. If you have not yet returned your proxy card or submitted your voting instructions, please complete and return the proxy card or submit voting instructions, disregarding the name of Mr. Wittenschlaeger as a nominee for election as director.

Other than the election of directors, none of the proposals to be presented at the Annual Meeting, as described in the Proxy Statement, is affected by this Supplement, and you should carefully review the Proxy Statement and this Supplement prior to voting your shares. Information regarding the Annual Meeting and how to vote your shares, or revoke your proxy or voting instructions, is available in the Proxy Statement. The Proxy Statement is also available on the Company’s website at https://ayro.com. This Supplement is being made available online at the same location on or about December 15, 2023.

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